AMENDMENT TO PARTICIPATION AGREEMENT
This AMENDMENT TO PARTICIPATION AGREEMENT, dated as of March 1, 2018 (this “Amendment”), by and among VANGUARD VARLIABLE INSURANCE FUND, THE VANGUARD GROUP, INC., VANGUARD MARKETING CORPORATION and SYMETRA LIFE INSURANCE COMPANY.
WITNESSETH:

WHEREAS, the parties hereto have entered into that certain participation agreement dated as of March 14, 2007, as amended from time to time (the “Participation Agreement”), pursuant to which the Sponsor has agreed to make shares of certain Portfolios of the Fund available for purchase and redemption by certain Accounts for the Company in connection with the Company’s Variable Insurance Products; and
WHEREAS, the parties desire to modify the Participation Agreement in certain respects.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
1.    Defined Terms.    Unless otherwise defined or otherwise stated herein, capitalized terms in this Amendment shall have the meanings assigned in the Participation Agreement.
2.    Amendment of Participation Agreement. The Participation Agreement is hereby amended as follows:
(a)    The ninth Whereas clause of the Participation Agreement is deleted in its entirety and replaced with the following:
“WHEREAS, (a) the Sponsor and Benefit Trust Company (successor to State Street Bank and Trust Company) (“Benefit Trust”) have entered into a Defined Contribution Clearance & Settlement Agreement dated as of January 22, 2007 (the “Benefit Trust DCC&S Agreement”), which sets forth, among other things, certain operational provisions governing the purchase and redemption of shares of the Fund by Benefit Trust on behalf of the Accounts in connection with certain of the Variable Insurance Products (such Variable Insurance Products, the “Benefit Trust-Traded Products”) and related matters.”

(b)    Section 1.1 is hereby amended and restated to read in full as follows:

“1.1    The Sponsor and the Distributor agree to sell to the Company those shares of the Portfolios of the Fund listed on Schedule B hereto (including, without limitation, by means of an exchange), in accordance with this Agreement and, with respect to all orders received by the Fund from or through Benefit Trust (whether through the National Securities Clearing Corporation’s Fund/SERV system or NETWORKING system or by any other means permitted by The Sponsor with respect to such orders), the Benefit Trust DCC&S Agreement. If the Fund receives any orders for the purchase of shares of the Portfolios directly from the Company (i.e., such that the order is received by the Sponsor (on behalf of the Fund) directly from the Company and not from or through Benefit Trust) (any such order, a “Company Direct Purchase Order”), all such Company Direct Purchase Orders shall be processed in accordance with the provisions set forth in Section 1.11 below, notwithstanding any terms of the Benefit Trust DCC&S Agreement or .”
(c)    Section 1.5 is hereby amended and restated to read in full as follows:

“1.5    The Fund agrees to redeem for cash, on the Company’s (or Benefit Trust’s) request (including, without limitation, an exchange request), any full or fractional shares of the Portfolios held by an Account, in accordance with this Agreement and, with respect to all requests received by the Fund from or through Benefit Trust (whether through the National Securities Clearing Corporation’s Fund/SERV system or NETWORKING system or by any other means permitted by The Sponsor with respect to such requests), the Benefit Trust DCC&S Agreement. If the Fund receives any requests for the redemption of shares of the Portfolios directly from the Company (i.e., such that the request is received by the Sponsor (on behalf of the Fund) directly from the Company and not from or through Benefit Trust) (any such order, a “Company Direct Redemption Order” and, together with each Company Direct Purchase Order, a “Company Direct Order”), all such Company Direct Redemption Orders shall be processed in accordance with the provisions set forth in Section 1.11 below, notwithstanding any terms of the Benefit Trust DCC&S Agreement. The Fund reserves the right to suspend redemption privileges, delay delivery of redemption proceeds, or pay redemptions in kind, as disclosed in the Fund’s prospectus or statement of additional information. The Fund agrees to treat the Company like any other shareholder in similar circumstances in making these determinations.”
(d)    A new Section 1.10 is inserted as follows:

“1.10    The parties acknowledge that the Company will register (or will cause Benefit Trust to register) the Vanguard Accounts in the name of the Company for benefit of each Account.”
(e)    A new Section 1.10 is inserted as follows:
“1.11    Company Direct Orders.
(a)    The Company acknowledges that any Company Direct Orders will be required to be submitted manually (such as by telephone or through a written letter or form of instruction (if and as permitted by the Sponsor in accordance with its then-current policies and procedures) or, if and as applicable and available for the Vanguard Accounts, in accordance with the Sponsor’s then-current policies and procedures, through the Sponsor’s institutional trading website), in accordance with, and subject to, the Sponsor’s then-current policies and procedures applicable to manual processing.
(b)     In the case of any Company Direct Order received by the Fund (i.e., by the Sponsor on behalf of the Fund) from the Company on any Business Day prior to the close of trading on the New York Stock Exchange (generally 4:00 p.m. Eastern time) (the “market close”), the order shall be accorded a trade date on the Fund’s accounting system that is the date of receipt of the order by the Fund. In the case of any such order received by the Fund from the Company on any Business Day after the market close, the order shall be accorded a trade date on the Fund’s accounting system that is the next Business Day. “Business Day” shall mean any day on which the New York Stock Exchange (“NYSE”) is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.
(c)    All Company Direct Orders shall settle in accordance with the following provisions.
(i)    Purchases. The Company shall pay for purchases of Fund shares by 4:00 p.m. Eastern time on the trade date. If the Company fails to pay for a purchase of Fund shares as required by this Section 1.11, then the Sponsor shall have no obligation to process the Company Direct Purchase Order.

(ii)    Redemptions. The Sponsor shall pay the redemption proceeds for any Company Direct Redemption Order by 4:00 p.m. Eastern time on the Business Day following the trade date (T+1), subject to the provisions of this Agreement regarding delayed or in-kind settlement of redemptions.
(iii)    Method of Payment. Payment shall be in federal funds transmitted by wire, unless otherwise agreed by the parties with respect to one or more Company Direct Orders.
(d)    The Fund shall make the daily net asset value, dividend and capital gain information for each Portfolio available on a per share basis to the Company as soon as reasonably practical after the information is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time on each Business Day. Related to this obligation, the Fund shall provide a contact name or names and telephone numbers of the persons responsible for providing daily net asset value, dividend and capital gain information to the Company. In the event of an error in the computation of the Fund's net asset value per share which, in accordance with procedures adopted by the Fund's Board of Trustees consistent with views expressed by the staff of the Securities and Exchange Commission regarding appropriate error correction standards, as shall be in effect or amended from time to time, requires adjustment to transactions previously effected on behalf of an Account (a "Pricing Error"), the Sponsor shall notify the Company as soon as possible after discovery of the Pricing Error. Such notification may be oral, but shall be confirmed promptly in writing. In such event, the Sponsor shall reimburse the Fund for any loss (without taking into consideration any positive effect of such Pricing Error) and shall make appropriate adjustments to the Accounts’ accounts, which adjustments shall net the impact of individual gains and losses; this will result in either a net payment to an Account from the Sponsor (in the event of net Account losses) or from an Account to the Sponsor (in the event of net Account gains). In addition, in the event that the Pricing Error causes the Company to incur any direct costs for re-processing accounts under an Account, such as preparing and mailing revised statements, the Sponsor shall reimburse the Company for all such reasonable costs upon receipt from the Company of an invoice or other statement documenting such costs in reasonable detail.
(e)    The Company will notify the Sponsor by telephone on any Business Day, not later than one hour prior to Market Close on such Business Day, if the Company becomes aware that that day’s net Company Direct Purchase or net Company Direct Redemption Order, or any individual Company Direct Purchase or Company Direct Redemption Order, for a Portfolio is expected to equal or exceed the applicable “Large Transaction Amount” for the Portfolio (as specified in Schedule C hereto), where such order is the result of an “Extraordinary Event”. For these purposes, an “Extraordinary Event” shall mean an event outside normal operations, such as a policy surrender, an entire Account (or subaccount thereof) or Variable Insurance Product moving into or out of a Portfolio, or an asset transfer or merger arising from a merger, acquisition or divestiture. The Sponsor reserves the right to refuse any purchase order, or to delay settlement of or settle in kind any redemption order, which equals or exceeds the applicable Large Transaction Amount and which the Sponsor, in its sole discretion, deems disruptive or detrimental to the applicable Portfolio. The Sponsor reserves the right to amend or revise Schedule C at any time and will provide at least 24 hours’ notice of such revision to the Company.

(f)    The parties acknowledge and agree that the availability of shares of any Vanguard Fund shall be subject to the Vanguard Fund’s then-current prospectus and statement of additional information (including, but not limited to any terms and conditions therein relating to (i) the placing or processing of purchase, redemption, and exchange orders and the timing thereof; (ii) the implementation of liquidity fees and/or redemption gates, and (iii) with respect to retail money market funds (as defined in Rule 2a-7 promulgated under the Investment Company Act of 1940) (“Retail MMFs”), compliance with shareholder eligibility requirements as disclosed in the prospectus, or as otherwise required under Rule 2a-7 or as interpreted by the Securities and Exchange Commission (“SEC”) or its staff). The parties also acknowledge and agree that the availability of shares of any Vanguard Fund shall be subject to applicable federal and state laws, and applicable rules and regulations of the SEC and the Financial Industry Regulatory Authority, Inc. (“FINRA”). The Intermediary agrees that it will, where applicable, abide by the terms and conditions of the Money Market Fund Procedures set forth in Exhibit F, as such Exhibit may be modified by Vanguard from time to time in its discretion.

3.	No Other Modifications. Except as specifically modified hereby, the Participation Agreement remains in full force and effect.

IN WITNESS HEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year first above written.

VANGUARD VARIABLE INSURANCE FUND
By: __________________________________
Name: _______________________________
Title: ________________________________

THE VANGUARD GROUP, INC.
By: ____________________________________
Name: _________________________________
Title: __________________________________

VANGUARD MARKETING CORPORATION
By: ____________________________________
Name: __________________________________
Title: __________________________________

SYMETRA LIFE INSURANCE COMPANY
By: ____________________________________
Name: __________________________________
Title: __________________________________

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

(Updated and effective as of March 1, 2018)

Name of Separate Account	Contracts Funded by Separate Account
Symetra Separate Account C	Symetra Focus Variable Annuity
Symetra Resource Variable Account B	Symetra True VA
Symetra Separate Account SL	Symetra Variable Universal Life w/Lapse Protection Benefit Symetra Complete Variable Insurance Policy Symetra Complete Advisor Variable Insurance Policy

This schedule A to the Participation Agreement dated March 14, 2007 by and among the parties identified below (as amended from time to time) is updated and effective as of March 1, 2018, and replaces all prior versions of this Schedule.

VANGUARD VARIABLE INSURANCE FUND By: Name: Title:	THE VANGUARD GROUP, INC. By: Name: Title:
VANGUARD MARKETING CORPORATION By: Name: Title:	SYMETRA LIFE INSURANCE COMPANY By: Name: Title:

SCHEDULE B
PORTFOLIOS

The following Portfolios of the Vanguard Variable Insurance Funds shall be made available as investments underlying the Variable Insurance Products:

Money Market Portfolio
Total Bond Market Index Portfolio
High-Yield Bond Portfolio
Short-Term Investment Grade Portfolio
Balanced Portfolio
Diversified Value Portfolio
Equity Income Portfolio
Equity Index Portfolio
Growth Portfolio
Mid-Cap Index Portfolio
REIT Index Portfolio
Small Company Growth Portfolio
International Portfolio
Total Stock Market Index Portfolio
Capital Growth Portfolio
Conservative Allocation Portfolio
Moderate Allocation Portfolio

SCHEDULE C
LARGE TRANSACTION AMOUNTS

Fund Number        Portfolio             Large Transaction Amount
104             Money Market Portfolio                 $5,000,000
106 Balanced Portfolio         $1,000,000
107     Equity Index Portfolio     $1,000,000
108         Equity Income Portfolio          $500,000
109         Growth Portfolio          $250,000
110            International Portfolio      $1,000,000
161            Small Company Growth Portfolio      $1,000,000
257            Total Bond Market Index Portfolio     $1,000,000
260     High-Yield Bond Portfolio     $1,000,000
274 Short-Term Investment-Grade Portfolio         $3,000,000
277            Capital Growth Portfolio          $250,000
278            Diversified Value Portfolio     $1,000,000
287             Total Stock Market Index Portfolio      $500,000
288            Mid-Cap Index Portfolio $500,000
349            Real Estate Index Portfolio $250,000
710            Conservative Allocation Portfolio             $250,000
712            Moderate Allocation Portfolio                 $250,000
1557            Total International Stock Market Index Portfolio         $50,000** Shares of these Portfolios are not to be made available in connection with variable annuity products until April 1, 2019. Until that date, shares of these Portfolios shall be made available in connection with life insurance products only.
1558            Global Bond Index Portfolio                 $50,000*

EXHIBIT F
MONEY MARKET FUND PROCEDURES
I.    Money Market Fund Eligibility.
A.    Eligibility Policies and Procedures.    Exhibit D, as it may be modified by Vanguard from time to time, identifies all Retail MMFs offered by Vanguard. The Intermediary agrees that it will:
(1)    adopt policies and procedures reasonably designed to limit beneficial owners of Retail MMFs to natural persons, as such terms are defined in Rule 2a-7, and as further clarified in the Rule’s adopting release and any SEC staff guidance modifying the rule, from time to time;
(2)    take commercially reasonable efforts to ensure that all current and future beneficial owners of such Retail MMF shares are natural persons;
(3)    maintain documentation sufficient to demonstrate that a natural person beneficially owns each Account held in a Retail MMF (Annex A sets forth the types of documentation sufficient to determine that a natural person beneficially owns an Account held in a Retail MMF);
(4)    promptly redeem any Retail MMF shares of Clients or Plans who do not qualify as natural persons, or, in the event the Intermediary cannot redeem shares held by ineligible Clients or Plans, promptly notify Vanguard and comply with any requests from Vanguard relating to the involuntary redemption of such shares; and
(5)    upon reasonable request of Vanguard, provide copies or a summary of the policies, procedures and internal controls required under subsection A.(1) above and information or certification as to the adequacy of such procedures and the effectiveness of their implementation, in such form as may be reasonably satisfactory to Vanguard.
B.    New Accounts.    The Intermediary agrees that it will provide any documentation that Vanguard may reasonably request sufficient to demonstrate that natural persons will be the beneficial owners of any Accounts to be established in a Retail MMF.
II.    Liquidity Fees and Redemption Gates.

A.    Notification of Fees and Gates.    Vanguard will provide notice of the imposition of a liquidity fee or redemption gate by posting an announcement on Vanguard.com as well as by sending an electronic message to any operational e-mail address(es) previously provided by the Intermediary. The Intermediary shall be responsible for providing Vanguard with any updates to its operational e-mail address(es). Corrective activity, such as as-of trades and adjustments, shall not be permitted by Vanguard during the time period when a redemption gate is in effect for a Retail MMF. The following transaction types will not be impacted if a liquidity fee or redemption gate is in effect for a Retail MMF: Share class conversions; Omnibus dividend reconciliation; Omnibus short-term capital gains reconciliation; Omnibus long-term capital gains reconciliation.

B.    Imposition of Liquidity Fees and Redemption Gates.    The terms of the Intermediary’s existing Vanguard Fund trading agreement governing redemptions fees will dictate the party responsible for applying any liquidity fees or redemption gates imposed by a Retail MMF (i.e. if the Intermediary is responsible in the trading agreement for the assessment of redemption fees, then the Intermediary will also be responsible for applying any liquidity fees or redemption gates).

(1)    If Vanguard is responsible for the application of any liquidity fees or redemption gates, then Accounts will be maintained by the Intermediary as:

(a)    Non-omnibus accounts representing the holdings of a single Client or Plan of the Intermediary. For any non-omnibus Accounts representing the holdings of a single Plan, the Intermediary agrees that it will, in each case,

(i)    submit separate aggregate purchase and redemption orders on behalf of each Plan for shares of such Retail MMF, without netting any purchase or exchange-in order(s) against any one or more redemption or exchange-out order(s) for such Retail MMF; and

(ii)    provide, upon Vanguard’s reasonable request, information in an industry standard format separating Plan and Plan participant Orders received before and after the time when a Retail MMF imposed, lifted, or modified a liquidity fee or redemption gate.

(b)    Omnibus accounts representing the holdings of multiple Clients or Plans of the Intermediary. For any omnibus accounts in a Retail MMF, the Intermediary agrees that it will, in each case,

(i)    submit separate aggregate purchase and redemption orders for shares of such Retail MMF, without netting any purchase or exchange-in order(s) against any one or more redemption or exchange-out order(s) for such Retail MMF.

(ii)    provide, upon Vanguard’s reasonable request, information in an industry standard format separating Client, Plan and Plan participant Orders received before and after the time when a Retail MMF imposed, lifted, or modified a liquidity fee or redemption gate.

(2)    For any Accounts for which the Intermediary is responsible for applying liquidity fees or redemption gates, the Intermediary agrees to:

(a)    promptly take such actions reasonably requested by a Retail MMF or Vanguard to impose, lift or modify a liquidity fee or redemption gate; and

(b)    reject any redemption or exchange out Orders received during a time period that a redemption gate has been imposed by a Retail MMF.

C.    Payment of Liquidity Fees.    Liquidity fees shall be due and payable on the second business day following the date of the trade(s) subject to the liquidity fee (T+2). If the Intermediary is responsible for the application of liquidity fees, then on the first business day following the date of the trade(s) subject to the liquidity fee (T+1), the Intermediary will provide Vanguard with an estimate of the fees to be remitted prior to the next scheduled NAV calculation by contacting your Vanguard Client Account Management Team by email at FASRMSupport@vanguard.com.

(1)     If the Intermediary is responsible for the application of liquidity fees, payment shall be made by wire pursuant to the below instructions. On the same business day as each wire transfer of liquidity fees, the Intermediary shall fax to 484-582-4853 a spreadsheet indicating the allocation of the fees remitted, which shall include the Vanguard fund/account number and dollar amount of the liquidity fee for each Vanguard fund account. Each such facsimile transmission shall include the Intermediary’s name and address, and the name and address of an Intermediary contact for purposes of any questions regarding the fees remitted.

Wire to: ABA: For credit to: Account number: For further credit to:	Wells Fargo Bank NA San Francisco, CA 121000248 Vanguard Fee Collection Account 2000032593703 Vanguard Fund and Account Number

ANNEX A
A determination that natural persons are the beneficial owners of shares held in an account may be based on any of the following circumstances.

1.	Representation of Beneficial Ownership. A natural person represents, in an account application or agreement or otherwise, that he or she is the beneficial owner of shares held in an account.

2.
Customer Identification Programs. The account holder has provided a Social Security number (SSN), an individual taxpayer identification number, a passport number and country of issuance, an alien identification card number, or the number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard, pursuant to a customer identification program.

3.	Social Codes. The account qualifies for a National Securities Clearing Corporation social code if it has been:

a.	categorized as retail in the Money Market Fund Social Code Categorization Matrix, available at https://www.ici.org/pdf/15_ops_matrix_code.pdf, or

b.	categorized as retail/institutional in such matrix and a natural person has investment power over the account.

4.	Federal Tax Forms. The accountholder has provided one of following IRS forms:

a.	a Form W-9 indicating the accountholder is an individual, sole proprietor, or single-member LLC and (i) the Form W-9 provides a SSN or (ii) a natural person has investment power over the account;

b.
a Form W-9 indicating the accountholder is an estate or trust and (i) the Form W‑9 provides a SSN, (ii) the account is registered in the name of or otherwise for the benefit of an estate or a revocable personal trust, or (iii) a natural person is a trustee with investment power over the account; or

c.	a Form W-8BEN.

5.
Retirement and Other Individual Savings Plans. The account has been established by a retirement plan, savings plan, or trust in which participants, settlors, trustees, or beneficiaries who are natural persons have investment power over the underlying plan accounts. These include, without limitation:

a.	participant-directed defined contribution plans under Section 3(34) of the Employee Retirement Income Security Act;

b.	individual retirement accounts under Section 408 or 408A of the Internal Revenue Code (IRC);

c.	simplified employee pension arrangements under Section 408(k) of the IRC;

d.	simple retirement accounts under Section 408(p) of the IRC;

e.	custodial accounts under Section 403(b)(7) of the IRC;

f.	deferred compensation plans for government or tax-exempt organization employees under Section 457 of the IRC;

g.	Keogh plans under Section 401(a) of the IRC;

h.	Archer medical savings accounts under Section 220(d) of the IRC;

i.	college savings plans under Section 529 of the IRC; or

j.	health savings account plans under Section 223 of the IRC.

6.	Escheatment Accounts. A state authority has established the account to hold the retail fund’s shares that become subject to the state’s unclaimed property or escheatment laws.

7.	Other. A securities intermediary has reasonably determined that natural persons are the beneficial owners of shares held in an account based on the applicable facts and circumstances.